Exhibit 99.1


 First Patient Registered in Investigator-Sponsored Phase 2 Trial of
            Antigenics' Oncophage Cancer Vaccine in Glioma

    Trial being supported by grants from American Brain Tumor
Association and the National Cancer Institute


    NEW YORK--(BUSINESS WIRE)--Oct. 10, 2007--Antigenics Inc. (NASDAQ:
AGEN) today announced that the Brain Tumor Research Center at the University of California, San Francisco (UCSF), has initiated a Phase 2 clinical trial of Oncophage(R) (vitespen), Antigenics' investigational patient-specific cancer vaccine, for the treatment of recurrent glioma. The primary objective of the investigator-sponsored study is to evaluate overall survival in glioma patients receiving Oncophage vaccination.

    "We are highly encouraged by the preliminary Phase 1 results in which we observed prolonged overall survival when compared with historical controls, as well as a tumor-specific immune response in all treated patients," said Andrew T. Parsa, MD, PhD, assistant professor in the department of neurological surgery at the University of California, San Francisco, and principal investigator of the trial. "Commencement of this Phase 2 trial with Oncophage is an important milestone in the advancement of this novel therapy and represents a potentially important next step in the treatment of this devastating disease."

    Preliminary Phase 1 results were presented at the 75th annual meeting of the American Association of Neurological Surgeons in April and showed that Oncophage vaccination was associated with significant tumor-specific immune response in all 12 treated patients from baseline (P < .001). Updated results from Phase 1 of this study will be presented at the American Association for Cancer Research-National Cancer Institute-European Organization for Research and Treatment of Cancer conference on October 25, 2007.

    Derived from each individual's tumor, Oncophage is designed to program the body's immune system to target cancer cells of that patient. Similar to most cancer vaccines, Oncophage has indicated a good safety profile. Oncophage has been granted fast track and orphan drug designations from the US Food and Drug Administration (FDA) in both metastatic melanoma and renal cell carcinoma. Antigenics recently filed an application for marketing authorization with the Russian Ministry of Public Health for Oncophage as a adjuvant treatment for patients with intermediate-risk kidney cancer.

    Study Details

    The Phase 2 trial is designed to enroll approximately 30 patients with recurrent high-grade glioma. Patients will undergo surgery to remove their tumors, which are then used to manufacture their patient-specific vaccines. Eligible patients will be treated after surgery with Oncophage once weekly for four weeks, followed by biweekly injections until vaccine depletion. The objectives of the study are to evaluate overall survival and immune response to therapy.

    The trial will be supported through grants from the American Brain Tumor Association and the National Cancer Institute Special Programs of Research Excellence.

    About Brain and Spinal Cord Tumors

    Glioma is a cancer affecting the central nervous system that begins in glial cells (connective tissue cells that surround and support nerve cells). Malignant glioma is currently a fatal disease. The American Cancer Society estimates that 20,500 malignant tumors of the brain or spinal cord will be diagnosed during 2007 in the United States, and that about 12,740 people will die from these tumors. Brain and spinal cord tumors account for about 1 percent of all cancers and 2 percent of all cancer-related deaths.

    About UCSF

    UCSF is a leading university that consistently defines health care worldwide by conducting advanced biomedical research, educating graduate students in the life sciences, and providing complex patient care. For more information, please visit www.ucsf.edu.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

    This press release contains forward-looking information, including, without limitation, statements regarding the potential results of a Phase 1 clinical trial of Oncophage in patients with glioma; future plans to present and publish trial data and results; future clinical trial plans, including anticipated funding, enrollment and participation in a Phase 2 trial of Oncophage in patients with glioma; and the demographics for disease indications. These risks and uncertainties include, among others, the risk that a small investigator-sponsored study in 12 patients is not representative of what will be shown in larger trials that could support registration; the ability of clinical investigators participating in Antigenics' trials to raise funds and enroll patients; timing and results of studies involving Oncophage; and the factors described in the Risk Factors section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


    CONTACT: Antigenics Inc.
             Media Relations:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com
             or
             Investor Relations:
             Robert Anstey, 800-962-2436
             ir@antigenics.com